UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):  May 17, 2011

PEOPLE’S LIBERATION, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	000-16075 (Commission File Number)	86-0449546 (I.R.S. Employer Identification No.)

1212 S. Flower Street, 5th Floor, Los Angeles, CA 90015

 (Address of Principal Executive Offices/Zip Code)

(213) 745-2123
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Effective May 17, 2011, People’s Liberation, Inc. (the “Company”) appointed Patrick Chow as the Company’s Chief Financial Officer.  Colin Dyne, the Company’s Chairman of the Board and Chief Executive Officer, served as Chief Financial Officer from December 30, 2010 until Mr. Chow’s appointment on May 17, 2011.

Prior to his appointment, Mr. Chow, age 57, served as the Chief Administrative Officer for Sunrise Brands, LLC, which was the successor to Tarrant Apparel Group, a company listed on the Nasdaq Global Market.  Mr. Chow served as a director and Chief Financial Officer of Tarrant Apparel Group from November 2007 until it was acquired in a going private transaction in August, 2009.  Mr. Chow had previously served as Tarrant Apparel Group’s Chief Financial Officer and as a director of the company from January 2002 through August 2004 and rejoined Tarrant as its Senior Vice President, Finance in March, 2007.  From August 2004 until April 2005, Mr. Chow was a consultant for Tarrant Apparel Group and other companies, providing financial and accounting services.  He joined Blue Holdings, Inc., then a public reporting company, as Chief Financial officer in April 2005, and served in that capacity until December 31, 2006.  Mr. Chow has a Bachelor of Arts degree from the University of Hong Kong and two diplomas in Banking and Financial Studies from the Chartered Institute of Bankers, United Kingdom.

We do not have a written employment agreement with Mr. Chow.  Mr. Chow will receive the following compensation while serving as our Chief Financial Officer:

•	base salary of $200,000 per annum; and

•	participation in all benefit plans offered to similarly situated employees.

There are no understandings or arrangements between Mr. Chow or any other person pursuant to which Mr. Chow was selected as an executive officer of the Company.  Mr. Chow does not have any family relationship with any director, executive officer or person nominated or chosen by our Board of Directors to become an executive officer.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 23, 2011	PEOPLE’S LIBERATION, INC. By: /s/ Colin Dyne Colin Dyne Its: Chief Executive Officer